Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Executive Vice President, COO and CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Second Quarter 2006 Results

Second Quarter Net Revenues Increase 6.4% to $825.5 Million

GAAP EPS Increases 15.4% to $0.30 Including $0.01 Per Diluted Share Net Benefit from Unusual Business Events and New Accounting Pronouncements; Excluding These Items, Non-GAAP EPS Increases 11.5% to $0.29

San Francisco, CA, August 24, 2006 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the second quarter ended July 30, 2006. Net revenues for the second quarter of fiscal year 2006 increased 6.4% to $825.5 million versus $776.2 million in the second quarter of fiscal year 2005. Excluding Hold Everything (see Note 1 of Exhibit 1), net revenues for the second quarter of fiscal year 2006 increased 8.1%. Diluted earnings per share for the second quarter of fiscal year 2006 increased 15.4% to $0.30 per diluted share versus $0.26 per diluted share in the second quarter of fiscal year 2005. Excluding a $0.01 per diluted share net benefit from unusual business events and new accounting pronouncements (see reconciliation below), diluted earnings per share on a non-GAAP basis for the second quarter of fiscal year 2006 increased 11.5% to $0.29 per diluted share versus $0.26 per diluted share in the second quarter of fiscal year 2005.

Reconciliation of Second Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	Q2 2006 Actual	Q2 2005 Actual	% YOY Increase
GAAP Diluted EPS *	$0.30	$0.26	15.4%
Impact of Hold Everything Transition Charge (Note 1)	$0.005	—	—
Impact of CEO Departure Charge (Note 2)	$0.023	—	—
Benefit of Unredeemed Gift Certificate Income (Note 3)	<$0.065>	—	—
Benefit of VISA/MasterCard Litigation Settlement (Note 4)	<$0.011>	—	—
Subtotal of Unusual Business Events	<$0.048>	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7) *	$0.25	$0.26	<3.8%>
Impact of FAS 123R (Note 5)	$0.035	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.004	—	—
Subtotal of New Accounting Pronouncements	$0.039	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7) *	$0.29	$0.26	11.5%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Also during the second quarter of fiscal year 2006, the company repurchased and retired 2,000,000 shares of its common stock at a weighted average cost of $32.33 per share and an aggregate cost of approximately $64.7 million.

Howard Lester, Chairman and Chief Executive Officer, commented, “While we were extremely pleased with our earnings performance in the second quarter, we, like many retailers, began to see a softening in consumer demand late in the quarter – principally in our Pottery Barn brand. When we last updated our guidance in mid-July, we believed that the softness we were seeing was specific to the execution of our Pottery Barn summer merchandising strategy. Today, however, after five weeks in home with our new Pottery Barn fall catalog, we believe there is a greater macro-economic issue also affecting this business. To-date, the consumer response in Pottery Barn is continuing to trend well below our expectations, causing us to approach the third and fourth quarters with an extremely cautious outlook.”

Mr. Lester continued, “Based on this outlook, and our concern that the macro-economic environment could also affect our other brands, we are staying intently focused on the things we can control – customer service, inventory management, and operational execution. And, we are aggressively capitalizing on the marketing opportunities that we believe exist with our multi-channel strategy – including changes in catalog circulation, electronic direct marketing and retail store events. We are also remaining extremely flexible in our decisions and controlling our expenses to mitigate the impact on the bottom line.”

“Despite these potential opportunities, however, we believe that it is only prudent to reduce our third and fourth quarter guidance to reflect the trends that we are seeing today – predominantly in Pottery Barn, our largest brand. Therefore, we are reducing our fiscal year 2006 revenue guidance from $3.832 to $3.902 billion to $3.754 to $3.804 billion and our fiscal year 2006 GAAP diluted earnings per share guidance from $1.97 to $2.01 to $1.87 to $1.94 per diluted share.”

❑	SECOND QUARTER 2006 — RESULTS FOR THE 13 WEEKS ENDED JULY 30, 2006

Net earnings for the second quarter of fiscal year 2006 increased 15.4% to $35.6 million or $0.30 per diluted share versus $30.8 million or $0.26 per diluted share in the second quarter of fiscal year 2005. Excluding the pre-tax net benefit of $1.6 million ($1.0 million after tax) or $0.01 per diluted share from unusual business events and the implementation of new accounting pronouncements as described in Exhibit 1, net earnings for the second quarter of fiscal year 2006 increased 12.1% to $34.6 million or $0.29 per diluted share.

Net revenues for the second quarter of fiscal year 2006 increased 6.4% to $825.5 million versus $776.2 million in the second quarter of fiscal year 2005. Excluding the impact of the Hold Everything transition, net revenues for the second quarter of fiscal year 2006 increased 8.1% versus the second quarter of fiscal year 2005.

Retail net revenues in the second quarter of fiscal year 2006 increased 6.7% to $463.4 million versus $434.1 million in the second quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues for the second quarter of fiscal year 2006 increased 7.8% versus the second quarter of fiscal year 2005. This increase was primarily driven by a year-over-year increase in retail leased square footage of 7.5%, including 14 net new stores, and a comparable store sales increase of 1.2%. Net revenues generated in the West Elm, Pottery Barn Kids, Williams-Sonoma, Williams-Sonoma Home and Pottery Barn brands were the primary contributors to the year-over-year revenue increase, partially offset by the late 2005 and first quarter 2006 closures of the Hold Everything stores. Second quarter year-over-year comparable store sales by retail concept are shown in the table below.

Second Quarter Comparable Store* Sales by Retail Concept

Retail Concept	13-Weeks Ended
	7/30/06	7/31/05
Williams-Sonoma	2.3%	<0.2%>
Pottery Barn	<0.2%>	5.6%
Pottery Barn Kids	8.1%	4.1%
Outlets	<8.6%>	12.8%
Hold Everything **	—	<17.6%>
Total	1.2%	3.7%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as its remaining eight stores were closed in the first quarter of fiscal year 2006.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the second quarter of fiscal year 2006 increased 5.9% to $362.2 million versus $342.1 million in the second quarter of fiscal year 2005. This increase was primarily driven by net revenues generated in the Pottery Barn Kids, Pottery Barn, PBteen, West Elm and Williams-Sonoma brands. All brands in the direct-to-customer channel delivered positive growth during the quarter, with the exception of the Williams-Sonoma Home and Hold Everything brands. Excluding Hold Everything, direct-to-customer net revenues for the second quarter of fiscal year 2006 increased 8.4% versus the second quarter of fiscal year 2005. Internet revenues in the second quarter of fiscal year 2006 increased 23.7% to $213.8 million versus $172.8 million in the second quarter of fiscal year 2005. Excluding Hold Everything, Internet revenues for the second quarter of fiscal year 2006 increased 26.9% versus the second quarter of fiscal year 2005. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the second quarter of fiscal year 2006 was 38.1%. Excluding the $1.6 million or approximately 20 basis point impact of the implementation of FSP FAS 13-1 and the Hold Everything transition charge, gross margin expressed as a percentage of net revenues in the second quarter of fiscal year 2006 was 38.3% versus 38.0% in the second quarter of fiscal year 2005. This 30 basis point increase as a percentage of net revenues was primarily driven by a year-over-year improvement in cost of merchandise across all core brands, partially offset by higher occupancy and customer shipping costs.

Selling, general and administrative expenses in the second quarter of fiscal year 2006 were $260.3 million or 31.5% of net revenues. Excluding the $3.2 million credit or approximately 40 basis point net benefit from unusual business events and the implementation of FAS 123R, selling, general and administrative expenses in the second quarter of fiscal year 2006 were $263.6 million or 31.9% of net revenues versus $245.6 million or 31.6% of net revenues in the second quarter of fiscal year 2005. This 30 basis point increase as a percentage of net revenues was primarily driven by higher advertising and employment costs, partially offset by reductions in other general expenses. Higher advertising costs as a percentage of net revenues were primarily driven by reduced catalog productivity in the Pottery Barn brand. Increased employment costs as a percentage of net revenues were primarily driven by the ongoing investment in the growth of the West Elm and Williams-Sonoma Home brands.

❑	FISCAL 2006 YEAR-TO-DATE — RESULTS FOR THE 26 WEEKS ENDED JULY 30, 2006

Net earnings for the 26 weeks ended July 30, 2006 increased 2.9% to $58.7 million or $0.50 per diluted share versus $57.0 million or $0.48 per diluted share in the 26 weeks ended July 31, 2005. Excluding the pre-tax impact of $10.0 million ($6.2 million after tax) or $0.05 per diluted share from unusual business events and new accounting pronouncements as described in Exhibit 1, net earnings for the 26 weeks ended July 30, 2006 increased 13.7% to $64.8 million or $0.55 per diluted share.

Diluted earnings per share for the 26 weeks ended July 30, 2006 increased 4.2% to $0.50 per diluted share versus $0.48 per diluted share for the 26 weeks ended July 31, 2005. Excluding a $0.05 per diluted share impact from unusual business events and new accounting pronouncements (see reconciliation below), diluted earnings per share on a non-GAAP basis for the 26 weeks ended July 30, 2006 increased 14.6% to $0.55 per diluted share.

Reconciliation of 2006 Year-to-Date GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	26 Weeks Ended July 30, 2006	26 Weeks Ended July 31, 2005	% YOY Increase
GAAP Diluted EPS *	$0.50	$0.48	4.2%
Impact of Hold Everything Transition Charge (Note 1)	$0.022	—	—
Impact of CEO Departure Charge (Note 2)	$0.023	—	—
Benefit of Unredeemed Gift Certificate Income (Note 3)	<$0.065>	—	—
Benefit of VISA/MasterCard Litigation Settlement (Note 4)	<$0.011>	—	—
Subtotal of Unusual Business Events	<$0.031>	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7) *	$0.47	$0.48	<2.1%>
Impact of FAS 123R (Note 5)	$0.077	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.007	—	—
Subtotal of New Accounting Pronouncements	$0.084	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7) *	$0.55	$0.48	14.6%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Net revenues for the 26 weeks ended July 30, 2006 increased 8.2% to $1.620 billion versus $1.497 billion for the 26 weeks ended July 31, 2005. Excluding Hold Everything, net revenues for the 26 weeks ended July 30, 2006 increased 9.0% versus the 26 weeks ended July 31, 2005. Fiscal 2006 year-to-date comparable store sales increased 1.3% versus an increase of 4.3% for the same period of fiscal year 2005. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store* Sales by Retail Concept

Retail Concept	26-Weeks Ended
	7/30/06	7/31/05
Williams-Sonoma	2.1%	<0.4%>
Pottery Barn	0.4%	5.8%
Pottery Barn Kids	5.7%	7.0%
Outlets	<6.4%>	16.0%
Hold Everything**	—	<17.2%>
Total	1.3%	4.3%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as its remaining eight stores were closed in the first quarter of fiscal year 2006.

❑	STOCK REPURCHASE PROGRAM

As announced in a separate press release this morning, our Board of Directors has authorized a stock repurchase program to acquire up to 5,000,000 shares of our outstanding common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

Our Board of Directors had previously authorized a stock repurchase program in March 2006 to acquire up to 2,000,000 shares of our outstanding common stock. During the second quarter of fiscal year 2006, we repurchased and retired all 2,000,000 shares of our common stock under this program at a weighted average cost of $32.33 per share and an aggregate cost of approximately $64.7 million.

❑	THIRD QUARTER 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $855.0 million to $875.0 million, versus previous guidance in the range of $900.0 million to $921.0 million. This represents a projected increase in net revenues in the range of 3.3% to 5.7% versus $827.6 million in the third quarter of fiscal year 2005. Excluding Hold Everything, net revenues in the third quarter of fiscal year 2006 are projected to increase in the range of 5.5% to 8.0%.

❑	Retail net revenues are projected to be in the range of $472.0 million to $482.0 million, versus previous guidance in the range of $485.0 million to $495.0 million. This represents a projected increase in retail net revenues in the range of 6.1% to 8.4% versus $444.7 million in the third quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues in the third quarter of fiscal year 2006 are projected to increase in the range of 7.4% to 9.7%.

❑	Comparable store sales growth is projected to be in the range of 0.0% to 2.0%, versus previous guidance in the range of 2.0% to 4.0%. This compares to comparable store sales growth in the third quarter of fiscal year 2005 of 4.4%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 7.0% to 8.0%. Selling square footage is projected to increase in the range of 6.0% to 7.0%. This compares to retail leased and selling square footage growth in the third quarter of fiscal year 2005 of 10.6% and 9.8%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $383.0 million to $393.0 million, versus previous guidance in the range of $415.0 million to $426.0 million. This represents no change in direct-to-customer net revenues at the low end of the range and a projected increase of 2.6% at the high end of the range versus $382.9 million in the third quarter of fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in the third quarter of fiscal year 2006 are projected to increase in the range of 3.3% to 6.0%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the third quarter of fiscal year 2006, including the implementation of FSP FAS 13-1 and the impact of the Hold Everything transition charge, is expected to be in the range of 37.9% to 38.2%. Gross margin as a percentage of net revenues in the third quarter of fiscal year 2005 was 39.4%. This represents a projected decrease in the gross margin rate in the range of 120 to 150 basis points.

❑	Gross margin as a percentage of net revenues in the third quarter of fiscal year 2006, excluding the implementation of FSP FAS 13-1 and the impact of the Hold Everything transition charge, is expected to be in the range of 38.1% to 38.4%. Gross margin as a percentage of net revenues in the third quarter of fiscal year 2005 was 39.4%. This represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 100 to 130 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the third quarter of fiscal year 2006, including the impact of FAS 123R, are expected to be in the range of 33.1% to 33.3%. Selling, general and administrative expenses as a percentage of net revenues in the third quarter of fiscal year 2005 were 32.2%. This represents a projected increase in the SG&A expense rate of 90 to 110 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in the third quarter of fiscal year 2006, excluding the impact of FAS 123R, are expected to be in the range of 32.3% to 32.5%. Selling, general and administrative expenses as a percentage of net revenues in the third quarter of fiscal year 2005 were 32.2%. This represents a projected increase in the SG&A expense rate on a comparable year-over-year basis of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense—Net

❑	Interest <Income> Expense—Net in the third quarter of fiscal year 2006 is projected to be interest income in the range of $1.6 million to $1.9 million. This compares to interest income in the third quarter of fiscal year 2005 of $0.6 million.

•	Income Taxes

❑	The income tax rate in the third quarter of fiscal year 2006 is projected to be in the range of 35.0% to 35.2%. This compares to an income tax rate in the third quarter of fiscal year 2005 of 38.1%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the third quarter of fiscal year 2006, including the impact of the Hold Everything transition charge and new accounting pronouncements, are expected to be in the range of $0.22 to $0.26, versus previous guidance in the range of $0.33 to $0.35. Diluted earnings per share in the third quarter of fiscal year 2005 were $0.31. This represents a projected decrease in diluted earnings per share of 16.1% to 29.0%.

❑	Diluted earnings per share in the third quarter of fiscal year 2006, excluding the impact of the Hold Everything transition charge and new accounting pronouncements, are expected to be in the range of $0.27 to $0.31, versus previous guidance in the range of $0.38 to $0.40. Diluted earnings per share in the third quarter of fiscal year 2005 were $0.31. This represents a projected decrease in diluted earnings per share on a comparable year-over-year basis of 12.9% at the low end of the range and no change at the high end of the range. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of the Hold Everything transition charge and new accounting pronouncements. This reconciliation is being provided to facilitate a meaningful evaluation of the Company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the third quarter of fiscal year 2006 are projected to be in the range of $640.0 million to $650.0 million. Merchandise inventories at the end of the third quarter of fiscal year 2005 were $587.4 million. This represents a projected increase in merchandise inventories in the range of 9.0% to 10.7%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the third quarter of fiscal year 2006 is projected to be approximately $35.0 million. This compares to depreciation and amortization expense of $30.4 million in the third quarter of fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the third quarter of fiscal year 2006 is projected to be approximately $7.0 million. This compares to amortization of deferred lease incentives of $6.0 million in the third quarter of fiscal year 2005.

❑	FISCAL YEAR 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.754 billion to $3.804 billion, versus previous guidance in the range of $3.832 billion to $3.902 billion. This represents a projected increase in net revenues in the range of 6.1% to 7.5% versus $3.539 billion in fiscal year 2005. Excluding Hold Everything, net revenues in fiscal year 2006 are projected to increase in the range of 7.5% to 8.9%.

❑	Retail net revenues are projected to be in the range of $2.169 billion to $2.197 billion, versus previous guidance in the range of $2.198 billion to $2.233 billion. This represents a projected increase in retail net revenues in the range of 6.7% to 8.1% versus $2.033 billion in fiscal year 2005. Excluding Hold Everything, retail net revenues in fiscal year 2006 are projected to increase in the range of 7.5% to 8.9%.

❑	Comparable store sales growth is projected to be in the range of 0.5% to 2.0%, versus previous guidance in the range of 2.0% to 3.5%. This compares to comparable store sales growth in fiscal year 2005 of 4.9%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 8.0% to 8.5%, versus previous guidance in the range of 8.5% to 9.0%. Selling square footage is projected to increase in the range of 7.0% to 7.5%, versus previous guidance in the range of 7.5% to 8.0%. This compares to retail leased and selling square footage growth in fiscal year 2005 of 8.6% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2005 Actual	Q1 and Q2 2006 Actual			Q3 2006 Guidance			Q4 2006 Guidance			FY 2006 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	10	<8>	256	4	<7>	253	6	<3>	256	20	<18>*
Pottery Barn	188	7	<4>	191	5	<2>	194	2	<1>	195	14	<7>*
Pottery Barn Bed+Bath	0	0	0	0	0	0	0	2	0	2	2	0
Pottery Barn Kids	89	2	0	91	0	0	91	2	<1>	92	4	<1>*
West Elm	12	2	0	14	6	0	20	2	0	22	10	0
Williams-Sonoma Home	3	2	0	5	2	0	7	0	0	7	4	0
Hold Everything	8	0	<8>	0	0	0	0	0	0	0	0	<8>
Outlets	16	1	<1>	16	0	0	16	0	0	16	1	<1>*
Total	570	24	<21>	573	17	<9>	581	14	<5>	590	55	<35>

*

Fiscal year 2006 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 16 stores, 6 stores and 1 store, respectively, for temporary closures due to remodeling. Fiscal year 2006 total store opening numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 1 store, 1 store and 1 store, respectively, in the New Orleans area that reopened during the first quarter and 1 Pottery Barn store that reopened in the second quarter after having been temporarily closed in August 2005 due to Hurricane Katrina. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, stores to be remodeled are removed from the comparable store base upon temporary closure if the gross square footage is to change by more than 20% or if the store is to be closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.585 billion to $1.607 billion, versus previous guidance in the range of $1.634 billion to $1.669 billion. This represents a projected increase in direct-to-customer net revenues in the range of 5.2% to 6.7% versus $1.506 billion in fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in fiscal year 2006 are projected to increase in the range of 7.5% to 9.0%.

❑	Catalog circulation is projected to increase in the range of <0.5%> to 0.5% with pages circulated projected to increase in the range of 5.0% to 6.0%, unchanged from previous guidance. This compares to an approximate 4.6% increase in catalog circulation and a 9.7% increase in pages circulated in fiscal year 2005. Excluding the circulation for the Hold Everything catalog in fiscal years 2005 and 2006, catalog and page circulation in fiscal year 2006 is expected to increase in the range of 3.5% to 4.5% and 7.5% to 8.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Guidance	Q4 2006 Guidance	FY 2006 Guidance
Net Retail Revenue	$434	$463	$472 - $482	$800 - $818	$2,169 - $2,197
Net Direct-to-Customer Revenue	$360	$362	$383 - $393	$480 - $492	$1,585 - $1,607
Total Net Revenue	$794	$825	$855 - $875	$1,280 - $1,310	$3,754 - $3,804
Year-Over-Year % Increase	10.2%	6.4%	3.3% - 5.7%	5.4% - 7.9%	6.1% - 7.5%
Year-Over-Year % Increase Excluding Hold Everything*	10.1%	8.1%	5.5% - 8.0%	7.0% - 9.5%	7.5% - 8.9%
Comparable Store Sales % Change	1.3%	1.2%	0.0% - 2.0%	0.0% - 2.5%	0.5% - 2.0%

*	See Note 1 of Exhibit 1

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2006, including the impact of the Hold Everything transition charge and implementation of FSP FAS 13-1, is expected to be in the range of 40.0% to 40.2%, versus previous guidance in the range of 40.6% to 40.8%. Gross margin as a percentage of net revenues in fiscal year 2005 was 40.6%, including the fiscal year 2005 impact of the Hold Everything charge. This represents a projected decrease in the gross margin rate of 40 to 60 basis points.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the impact of the Hold Everything transition charge and the implementation of FSP FAS 13-1, is expected to be in the range of 40.2% to 40.4%, versus previous guidance in the range of 40.8% to 41.0%. Gross margin as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything transition charge, was 40.7%. This represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 30 to 50 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the impact of the unusual business events and the implementation of FAS 123R (see Exhibit 1), are expected to be in the range of 30.8% to 30.9%, versus previous guidance in the range of 30.9% to 31.1%. Selling, general and administrative expenses in fiscal year 2005 were 30.8%, including the fiscal year 2005 impact of the Hold Everything transition charge. This represents no change in the SG&A expense rate at the low end of the range and a projected increase of 10 basis points at the high end of the range.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the impact of the unusual business events and the implementation of FAS 123R (see Exhibit 1), are expected to be in the range of 30.3% to 30.4%, versus previous guidance in the range of 30.3% to 30.5%. Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything transition charge, were 30.6%. This represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis of 20 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2006 is projected to be interest income in the range of $11.2 million to $11.7 million, versus previous guidance in the range of $10.5 million to $11.5 million. This compares to interest income in fiscal year 2005 of $3.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2006 is projected to be in the range of 38.1% to 38.3%, versus previous guidance in the range of 38.6% to 38.8%. This compares to an income tax rate in fiscal year 2005 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2006, including the impact of unusual business events and new accounting pronouncements (see Exhibit 1), are expected to be in the range of $1.87 to $1.94, versus previous guidance in the range of $1.97 to $2.01. Diluted earnings per share in fiscal year 2005 were $1.81. This represents a projected increase in diluted earnings per share of 3.3% to 7.2%.

❑	Diluted earnings per share in fiscal year 2006, excluding the impact of unusual business events and new accounting pronouncements (see Exhibit 1), are expected to be in the range of $2.01 to $2.08, versus previous guidance in the range of $2.15 to $2.19. This represents a projected increase in diluted earnings per share on a comparable year-over-year basis of 6.9% to 10.6% versus fiscal year 2005. Diluted earnings per share in fiscal year 2005, excluding the $0.07 per diluted share Hold Everything transition charge, were $1.88. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of unusual business events and new accounting pronouncements. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2006 are projected to be in the range of $575.0 million to $585.0 million, versus previous guidance in the range of $562.0 million to $573.0 million. Merchandise inventories at the end of fiscal year 2005 were $520.3 million. This represents a projected increase in merchandise inventories in the range of 10.5% to 12.4%.

•	Capital Spending

❑	Fiscal year 2006 capital spending is projected to be in the range of $185.0 million to $205.0 million, versus previous guidance of $190.0 million to $210.0 million. This compares to capital spending of $151.8 million in fiscal year 2005.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2006 is projected to be in the range of $135.0 million to $137.0 million, unchanged from previous guidance. This compares to depreciation and amortization expense of $123.2 million in fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2006 is projected to be in the range of $28.0 million to $29.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $24.9 million in fiscal year 2005.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, August 24, 2006, at 6:30 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the implementation of FAS 123R and FSP FAS 13-1, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006 and the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons between historical operating results and our 2006 quarterly and fiscal year guidance. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the second quarter of 2006; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 573 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	July 30, 2006	January 29, 2006	July 31, 2005
Assets
Current assets
Cash and cash equivalents	$187,377	$360,982	$153,854
Accounts receivable - net	74,527	51,020	46,791
Merchandise inventories - net	565,691	520,292	521,459
Prepaid catalog expenses	64,059	53,925	55,300
Prepaid expenses	35,440	31,847	39,016
Deferred income taxes	57,279	57,267	39,023
Other assets	6,710	7,831	5,281

Total current assets	991,083	1,083,164	860,724
Property and equipment - net	900,565	880,305	869,021
Other assets - net	18,563	18,151	21,893

Total assets	$1,910,211	$1,981,620	$1,751,638

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$188,331	$196,074	$167,834
Accrued salaries, benefits, and other	82,908	93,434	75,804
Customer deposits	174,710	172,775	164,594
Income taxes payable	10,183	83,589	-
Current portion of long-term debt	16,186	18,864	25,223
Other liabilities	23,915	25,656	19,132

Total current liabilities	496,233	590,392	452,587
Deferred rent and lease incentives	241,819	218,254	213,204
Long-term debt	14,037	14,490	16,023
Deferred income tax liabilities	12,371	18,455	21,052
Other long-term obligations	15,958	14,711	13,107

Total liabilities	780,418	856,302	715,973
Shareholders’ equity	1,129,793	1,125,318	1,035,665

Total liabilities and shareholders’ equity	$1,910,211	$1,981,620	$1,751,638

	Store Count					Average Leased Square Footage Per Store
Retail Concept	April 30, 2006	Openings	Closings	July 30, 2006	July 31, 2005	July 30, 2006	July 31, 2005
Williams-Sonoma	253	6	(3)	256	254	5,800	5,700
Pottery Barn	190	5	(4)	191	185	12,200	12,000
Pottery Barn Kids	91	-	-	91	88	7,800	7,800
Hold Everything	-	-	-	-	11	-	6,600
West Elm	14	-	-	14	6	16,100	14,700
Williams-Sonoma Home	5	-	-	5	-	14,700	-
Outlets	16	1	(1)	16	15	20,400	19,500

Total	569	12	(8)	573	559	9,000	8,600

	Total Store Square Footage
	April 30, 2006			July 30, 2006	July 31, 2005
Total store selling square footage	3,160,000			3,204,000	2,998,000
Total store leased square footage	5,111,000			5,159,000	4,798,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JULY 30, 2006 AND JULY 31, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SECOND QUARTER
	2006		2005
	(13 Weeks)		(13 Weeks)
	$	% Of Revenues	$	% Of Revenues
Retail revenues	$463,372	56.1%	$434,147	55.9%
Direct-to-customer revenues	362,164	43.9	342,092	44.1
Net revenues	825,536	100.0	776,239	100.0
Total cost of goods sold	510,976	61.9	481,404	62.0
Gross margin	314,560	38.1	294,835	38.0
Selling, general and administrative expenses	260,312	31.5	245,628	31.6
Earnings from operations	54,248	6.6	49,207	6.3
Interest (income) expense - net	(3,514)	0.4	(394)	0.1
Earnings before income taxes	57,762	7.0	49,601	6.4
Income taxes	22,199	2.7	18,778	2.4
Net earnings	$35,563	4.3%	$30,823	4.0%
Earnings per share:
Basic	$0.31		$0.27
Diluted	$0.30		$0.26
Shares used in calculation of earnings per share:
Basic	115,026		115,978
Diluted	117,724		118,886

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

TWENTY-SIX WEEKS ENDED JULY 30, 2006 AND JULY 31, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2006		2005
	(26 Weeks)		(26 Weeks)
	$	% Of Revenues	$	% Of Revenues
Retail revenues	$897,281	55.4%	$831,335	55.5%
Direct-to-customer revenues	722,541	44.6	665,592	44.5
Net revenues	1,619,822	100.0	1,496,927	100.0
Total cost of goods sold	999,841	61.7	917,170	61.3
Gross margin	619,981	38.3	579,757	38.7
Selling, general and administrative expenses	531,043	32.8	486,847	32.5
Earnings from operations	88,938	5.5	92,910	6.2
Interest (income) expense - net	(6,309)	0.4	(1,015)	0.1
Earnings before income taxes	95,247	5.9	93,925	6.3
Income taxes	36,585	2.3	36,929	2.5
Net earnings	$58,662	3.6%	$56,996	3.8%
Earnings per share:
Basic	$0.51		$0.49
Diluted	$0.50		$0.48
Shares used in calculation of earnings per share:
Basic	114,672		115,661
Diluted	117,515		118,419

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

TWENTY-SIX WEEKS ENDED JULY 30, 2006 AND JULY 31, 2005

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2006	2005
	(26 Weeks)	(26 Weeks)
Cash flows from operating activities
Net earnings	$58,662	$56,996
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	65,830	60,759
Net loss on disposal of assets	2,127	1,139
Amortization of deferred lease incentives	(14,286)	(12,095)
Deferred income taxes	(6,079)	—
Tax benefit from exercise of stock-based compensation	3,872	12,261
Share-based compensation expense	16,886	—
Changes in:
Accounts receivable	(23,491)	(3,772)
Merchandise inventories	(45,327)	(68,978)
Prepaid catalog expenses	(10,134)	(1,779)
Prepaid expenses and other assets	(3,003)	753
Accounts payable	(22,510)	(5,976)
Accrued salaries, benefits and other	(11,048)	(9,683)
Customer deposits	1,900	16,034
Deferred rent and lease incentives	37,763	11,706
Income taxes payable	(73,443)	(72,050)

Net cash used in operating activities	(22,281)	(14,685)

Cash flows from investing activities:
Purchases of property and equipment	(84,481)	(77,142)

Net cash used in investing activities	(84,481)	(77,142)

Cash flows from financing activities:
Repayment of long-term obligations	(3,130)	(1,343)
Proceeds from exercise of stock options	9,581	20,259
Tax benefit from exercise of stock options	2,541	—
Repurchase of common stock	(65,430)	(12,387)
Payment of dividends	(11,591)	—
Credit facility renewal costs	—	(654)

Net cash (used in) provided by financing activities	(68,029)	5,875

Effect of exchange rates on cash and cash equivalents	1,186	596
Net decrease in cash and cash equivalents	(173,605)	(85,356)
Cash and cash equivalents at beginning of period	360,982	239,210

Cash and cash equivalents at end of period	$187,377	$153,854

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
GAAP Diluted EPS	$0.20	$0.30	$0.22 - $0.26	$1.15 - $1.21	$1.87 - $1.94
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.003	-	$0.025
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.003	-	<$0.028>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	$0.21	$0.25	$0.22 - $0.26	$1.15 - $1.21	$1.84 - $1.91
Impact of FAS 123R (Note 5)	$0.042	$0.035	$0.040	$0.037	$0.154
Impact of FSP FAS 13-1 (Note 6)	$0.003	$0.004	$0.006	$0.003	$0.016
Subtotal of New Accounting Pronouncements	$0.045	$0.039	$0.046	$0.040	$0.170
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	$0.26	$0.29	$0.27 - $0.31	$1.19 - $1.25	$2.01 - $2.08

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 GAAP Diluted EPS	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Transition Charge (Note 1)	-	-	-	$0.07	$0.07
2005 Non- GAAP Diluted EPS Excluding the Impact of the Hold Everything Transition Charge (Note 7)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
2006 % Increase / <Decrease> in GAAP Diluted EPS	<9.1%>	15.4%	<16.1%> - <29.0%>	12.7% - 18.6%	3.3% - 7.2%

2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	18.2%	11.5%	<0.0%> - <12.9%>	9.2% - 14.7%	6.9% - 10.6%

*Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Additionally, due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the third and fourth quarter year-to-date calculations of diluted earnings per share in fiscal year 2006 to be less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Accounting Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we estimate that we will incur charges of $0.025 per diluted share, of which $0.016 per diluted share is expected to be included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. See table above for quarterly actual expenses and future estimates.

Note 2:	CEO Departure Charge - On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consists of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts are included in SG&A expenses.

Note 3:	Unredeemed Gift Certificates - During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and is included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Lawsuit Settlement - During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and is included as an offset to expense in SG&A expenses.

Note 5:	FAS 123R - Accounting for Share-Based Payments - In fiscal year 2006, we prospectively implemented FAS 123R, which we estimate will have a negative diluted earnings per share impact of $0.154 in fiscal year 2006. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly estimates. These amounts are reflected in SG&A expenses. This amount excludes the $0.018 per diluted share charge associated with the departure of the company’s CEO which is included in the CEO Departure Charge as discussed in Note 2 above.

Note 6:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which we estimate will have a negative diluted earnings per share impact of $0.016 in fiscal year 2006. See table above for quarterly estimates. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 7:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the 2006 Diluted EPS Excluding Unusual Business Events. The second non-GAAP measure is the non-GAAP 2006 Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements. The third non-GAAP measure is the 2005 Diluted Earnings Per Share as Reported Excluding the Impact of the Hold Everything Charge. These non-GAAP financial measures have been provided to facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share actual results and guidance on a comparable basis with our 2005 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.